Exhibit 107

Calculation of Filing Fee Table

Form S-8

(Form Type)

U.S. Bancorp

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Other	Deferred Compensation Obligations(1)	457(h)	$233,000,000(2)	100%	$233,000,000(3)	$110.20 per $1,000,000	$25,676.60

Total Offering Amounts					$233,000,000		$25,676.60

Total Fee Offsets					—	—	—

Net Fees Due							$25,676.60

(1)

The Deferred Compensation Obligations are unsecured obligations of U.S. Bancorp (the “Registrant”) to pay up to $233,000,000 of deferred compensation from time to time in the future, in accordance with the terms of the U.S. Bank Executive Employees Deferred Compensation Plan (2005 Statement), as amended (the “Executive Plan”), and the U.S. Bank Outside Directors Deferred Compensation Plan (2005 Statement), as amended (the “Director Plan” and, together with the Executive Plan, the “Plans”).

(2)	The amounts to be registered under the respective Plans are $230,000,000 (Executive Plan) and $3,000,000 (Director Plan).

(3)

Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) under the Securities Act of 1933, as amended. The amount of deferred compensation obligations registered is based on an estimate of the amount of compensation participants may defer under the Plans.